Exhibit (d)(2)

ADDENDUM to SCHEDULE A

to the

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

dated

May 6, 2020

between

EXCHANGE TRADED CONCEPTS TRUST

and

EXCHANGE TRADED CONCEPTS, LLC

Revised May 28, 2020

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

TABLE 1 (Funds subject to Section 6(b) of the Agreement)

Fund	Rate	Effective Date
Hull Tactical US ETF	91 bps	May 26, 2015
EMQQ The Emerging Markets Internet & Ecommerce ETF	86 bps	June 12, 2015
ROBO Global® Robotics & Automation Index ETF	95 bps on assets $0-$2 billion 75 bps on assets $2-$5 billion 65 bps on assets greater than $5 billion	June 12, 2015
Innovation Shares NextGen Protocol ETF	95 bps	January 23, 2018
Ideanomics NextGen Vehicles & Technology ETF	95 bps	January 23, 2018
Vesper US Large Cap Short-Term Reversal Strategy ETF	75 bps	September 12, 2018
ROBO Global® Healthcare Technology and Innovation ETF	80 bps	June 14, 2019
NorthShore Global Uranium Mining ETF	85 bps on assets $0-$500 million 80 bps on assets $500 million- $1 billion 70 bps on assets greater than $1 billion	November 27, 2019
ROBO Global® Artificial Intelligence ETF	75 bps	May 7, 2020
North Shore Dual Share Class ETF	85 bps	May 29, 2020
Nifty India Financials ETF	75 bps	July 8, 2020

TABLE 2 (Funds subject to Section 6(c) of the Agreement)

Fund	Rate	Effective Date
6 Meridian Low Beta Equity Strategy ETF	61 bps	May 7, 2020
6 Meridian Mega Cap Equity ETF	61 bps	May 7, 2020
6 Meridian Small Cap Equity ETF	61 bps	May 7, 2020
6 Meridian Hedged Equity-Index Option Strategy ETF	61 bps	May 7, 2020

ADVISER:	TRUST:

Exchange Traded Concepts, LLC	Exchange Traded Concepts Trust

By: /s/ J. Garrett Stevens	By: /s/ J. Garrett Stevens
J. Garrett Stevens	J. Garrett Stevens
Chief Executive Officer	President